EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of October 13, 2020, by and between Coty Inc., a Delaware corporation (the “Company”), and Sue Y. Nabi (“Executive”).

WHEREAS, the Company and Executive mutually desire to set forth the other terms and conditions under which Executive will be employed by the Company as its Chief Executive Officer beginning on the specified Commencement Date (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.Employment Term. Executive’s employment by the Company hereunder shall be for an indefinite period which shall commence no later than September 1, 2020 (such actual date on which Executive’ employment commences, hereinafter called the “Commencement Date”) and shall continue until terminated in accordance with this Agreement. The period commencing on the Commencement Date and ending on the date on which the Executive’s employment terminates is hereinafter referred to as the “Employment Term.”

2.Positions. During the Employment Term, Executive shall serve as Chief Executive Officer of the Company and in such positions with the Company or any other business entity, directly or indirectly, controlled by or under common control with the Company (each, a “Group Company”) as the Board of Directors of the Company (the “Board”) shall reasonably assign to Executive. In such capacities, Executive shall carry out such duties appropriate to her status and exercise such powers in relation to the Company, any applicable Group Company and each of their respective businesses as may from time to time be assigned to or vested in her by the Board. Executive shall perform her services at one or more of the Company’s offices in London, Paris, New York, Milan and Amsterdam as and on such basis as the parties mutually agree; provided, however, that Executive shall not be required to perform services in the United States or any other jurisdiction unless and until the parties shall have obtained all necessary visas, work permits or other documentation to permit her lawfully to provide such services in such jurisdiction. The Company may require Executive to work on a temporary basis at any Group Company location and travel to such places as may be required for the proper performance of her duties. Executive will be required to keep a complete and accurate record of the time spent performing her duties under this Agreement and the nature of those duties. Executive shall devote her best efforts to the performance of her duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise; provided that, nothing, herein shall be deemed to preclude Executive from engaging in personal, charitable or civic activities or serving on the board of directors of a corporation or the equivalent governing body of another business entity that would not violate the covenants contained in Exhibit A hereto as long as such activities, either individually or in the aggregate, do not interfere with the performance of her duties hereunder. In addition, it is agreed and understood that Executive may continue to remain a shareholder of Orveda Limited and its subsidiaries and that activities related to such share ownership shall not violate the covenants contained in Exhibit A hereto provided that, during the Employment Term, such activities do not materially interfere with her duties hereunder.

3.Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of the equivalent of EUR 3,000,000 payable in United States dollars (“US$”) converted at an exchange rate equal to the average daily EUR:US$ spot exchange rates published in the Wall Street Journal (spot exchange rate at 5pm EST from source, e.g., New York closing snapshot) on each business day beginning thirty (30) days prior to the Commencement Date and ending on the business day immediately prior to the Commencement Date. The Base Salary shall be payable in equal monthly instalments in arrears, in accordance with the usual payroll practices of the Company as in effect from time to time. Executive's Base Salary shall be subject to periodic review by the Board or the Remuneration and Nomination Committee, not less frequently than annually, for possible increase and any such increased rate will thereafter be the Base Salary for all purposes of this Agreement. Under no circumstances may the Base Salary be decreased during the Employment Term.

4.Bonus. Unless otherwise determined by the Board, which determination shall be made in writing and communicated to Executive in advance of an applicable performance cycle, during the Employment Term Executive shall not be entitled to participate in the Company’s annual incentive plan.

5.LTIP Award. Subject to the terms of the Parent's Equity and Long-Term Incentive Plan (the “LTIP”) and the applicable award agreement in the form attached as Exhibit B hereto (the “Award Agreement”), Executive will receive an award of 30,000,000 restricted stock units (the “Award”) that will settle in shares of Class A Common Stock of Parent (the “Common Stock”). The Award shall be granted in January 2021 or during the next open trading window thereafter. The Award will vest pursuant to the following schedule: 33.3% on August 31, 2021, 33.3% on August 31, 2022, and 33.3% on August 31, 2023, subject to Executive’s continuous service with the Company through each applicable vesting date. The Award will be subject to accelerated vesting under certain circumstances as set forth under the Award Agreement. Executive hereby acknowledges that, notwithstanding anything to the contrary in the Award Agreement, the Common Stock issued to Executive in connection with the vesting of the Award may be issued by the Company or by Cottage Holdco B.V. (“Cottage Holdco”, a wholly-owned subsidiary of JAB Holding Company s.a.r.l., and any shares of Common Stock delivered to Executive in settlement of the Award shall reduce the Company's obligations thereunder. Unless otherwise determined by the Board, which determination shall be made in writing and communicated to Executive in advance of an applicable performance cycle, during the Employment Term, Executive shall not be entitled to receive additional grants pursuant to the LTIP.

6.     Executive Benefits. During the Employment Term, Executive shall be entitled to participate in the employee benefit plans generally made available to senior officers of the Company in the jurisdiction in which Executive is principally performing her duties hereunder, including, without limitation, access to private health insurance (to cover any or all countries in which Executive may provide services hereunder), participation in an appropriate pension plan of the Company or one of its affiliates, and group-term life insurance in accordance with the terms and conditions specified in such plans. The Executive shall be entitled to 25 vacation days.

7.     Business Expenses. The Company shall reimburse Executive's travel, entertainment and other business expenses as are reasonably and necessarily incurred by Executive during the Employment Term in the performance of her duties hereunder, in accordance with the Company’s policies as in effect from time to time, including reimbursement or provision of first-class air travel for business-related travel and reimbursement of representational expenses up to EUR 30,000 per year (pro-rated for partial years). Subject to any limitations and conditions that may apply at applicable law, Executive hereby authorizes the Company to deduct from any sums owing to her (including but not limited to salary and accrued holiday pay) the amount of any sums owing from the Executive to the Company at any time.

8. Relocation Expenses. Executive may be required to relocate in accordance with the Company’s needs, and the Company shall pay, or reimburse Executive, for reasonable relocation expenses in accordance with the Company’s relocation policies as in effect from time to time. The Company will be responsible for paying any income, social security, and social insurance taxes incurred by the Executive as a result of the relocation expenses paid or reimbursed to Executive under this Section 8, and accordingly, to the extent that the Executive is liable for such income, social security, or social insurance taxes, and/or other applicable taxes of the like, on the relocation expenses, such relocation expenses (as well as applicable taxes paid thereon by the Company, if any) shall be grossed-up in such a manner that the net amount received by the Executive is equal to the amount of the actual relocation expenses paid or reimbursed.

9. Tax Assistance. During the Employment Term, the Company shall pay, or reimburse Executive, for assistance with income and tax reporting obligations related to Executive’s services with the Company in any required jurisdiction in accordance with the Company's policies as in effect from time to time.

10. Termination. Upon a termination of the Employment Term, Executive shall be entitled to certain benefits and rights as described in this Section 10.

(a) For Cause by the Company or Executive’s Voluntary Resignation Without Good Reason. The Employment Term may be terminated at any time with immediate effect by the Company for Cause (as defined in clauses (a) - (d) and the final paragraph set forth in Section 2.6 of the LTIP); provided, that, for purposes of this Agreement, Cause pursuant to clause (a) of Section 2.6 of the LTIP shall not exist or be deemed to have arisen or occurred (i) unless and until the Company shall have previously delivered to the Executive written notice of the facts or circumstances that the Company believes constitutes or gives rise to Cause ("Cause Event") and the Executive shall not have cured such Cause Event within sixty (60) days of the Executive's receipt of such written notice, and (ii) if the alleged Cause Event is known by the Company more than sixty (60) days prior to the Company's delivery of such written notice to the Executive, whether or not the Executive cures such alleged Cause Event within sixty (60) days of the

Executive's receipt of such written notice. The Employment Term may be terminated by Executive's voluntary resignation without Good Reason upon six (6) months advance written notice to the Company; provided that, at the Company's sole discretion, the Company may determine to terminate Executive's employment prior to the expiration of such notice period and instead pay Executive her Base Salary for the remainder of such notice period within thirty (30) days following Executive's termination of employment. If the Employment Term is terminated by the Company for Cause or by Executive's voluntary resignation, at the time of such termination, Executive shall be entitled to receive any accrued but unpaid Base Salary through the date of termination, and any unreimbursed business expenses, payable promptly following the later of the date of such termination and the date on which the appropriate documentation is provided. The amounts payable under the immediately preceding sentence shall be called the “Accrued Obligations.” Executive shall also be entitled to receive any other nonforfeitable benefits that may be payable following termination of the Employment Term pursuant to the express provisions of the plans, policies and practices of the Company applicable to Executive including the Award (the “Vested Plan Benefits”, which shall be payable at the time(s) determined in accordance with such plans, policies or practices.

(b) Disability; Death. The Employment Term shall terminate prior to the Expiration Date upon Executive’s death or, at the Company’s election, if Executive incurs a Disability (as defined below). In such event, the Company shall pay Executive, her estate or her duly designated beneficiaries the Accrued Obligations and the Vested Plan Benefits. In addition, subject to Executive's continued compliance with the covenants set forth in the Confidentiality, Non-Competition and Non Solicitation Agreement attached hereto as Exhibit A to the extent applicable, and execution of a release having customary terms and conditions, the Award shall vest to the extent set forth in the Award Agreement. For purposes herein, “Disability” shall mean either (A) disability as defined for purposes of the Company’s long-term disability benefit plan or (B) Executive’s inability, as a result of physical or mental incapacity, to perform the duties of the position(s) specified in Section 2 for a period of six consecutive months or for an aggregate of six months in any twelve consecutive month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made by such designated physician in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement. The Company will pay all expenses incurred in the determination of whether Executive is Disabled.

(c) By the Company without Cause or By the Executive for Good Reason. The Employment Term may be terminated upon six (6) months prior written notice by the Company without Cause (or, in the Company’s discretion, payment of Base

Salary in lieu of such notice to be paid within thirty (30) days following Executive’s termination of employment), or by the Executive for Good Reason upon sixty (60) days’ prior written notice to the Company of the Company's failure to cure a Good Reason Event (as defined below); provided that, after receipt of such notice from Executive, the Company may, at the Company’s sole discretion, determine to terminate Executive’s employment prior to the expiration of such notice by providing Executive with a written notice setting forth such earlier date of termination of employment. If the Employment Term is terminated by the Company without Cause or by Executive for Good Reason, Executive shall receive the Accrued Obligations and the Vested Plan Benefits. In addition, subject to Executive’s continued compliance with the covenants set forth in the Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A and execution of a release having customary terms and conditions, the Award shall vest to the extent set forth in the Award Agreement. Executive hereby acknowledges and agrees that Executive shall not be entitled to any severance payments or benefits under the Coty Severance Pay Plan or any other severance plan maintained by a Group Company. In addition, any amounts of Base Salary paid to Executive in lieu of notice or during a period of Garden Leave (as described below) shall offset or otherwise reduce any statutorily required severance notice, pay or benefits. For purposes of this Agreement, “Good Reason” shall mean (i) the Company's removal of Executive from the position of CEO of the Company to a subordinate position; (ii) the Company's material diminution of Executive’s duties, authority or responsibilities hereunder; (iii) the Company’ requirement that Executive discharge Executive’s duties hereunder from a location(s) other than set forth herein or as otherwise agreed in writing by the Company and Executive; (iv) a material breach by the Company of any of its obligations to Executive set forth in this Agreement or in the Award Agreement; (v) the Company's reduction of Executive’s Base Salary without Executive’s consent; or (vi) the Company’s elimination of Executive’s eligibility, if any, to receive an annual cash bonus without Executive's consent. Notwithstanding anything to the contrary contained herein, Good Reason shall not exist or be deemed to have arisen or occurred (A) unless and until Executive shall have previously delivered to the Company written notice of the facts or circumstances that Executive believes constitutes or gives rise to Good Reason (“Good Reason Event” and the Company shall not have cured such Good Reason Event within sixty (60) days of the Company's receipt of such written notice, and (B) if the alleged Good Reason Event is known by Executive more than sixty (60) days prior to Executive’s delivery of such written notice to the Company, whether or not the Company cures such alleged Good Reason Event within sixty (60) days of the Company's receipt of such written notice.

(d) Notice of Termination. Where notice of termination has been served by either party, the Company may in its absolute discretion require Executive to take “Garden Leave"”for all or any part of the notice period. If the Executive is asked to take Garden Leave she may not attend her place of work or any of the premises of any Group Company. Executive may be required not to carry out any duties during the remaining period of employment. Executive may be asked to resign immediately from any offices she holds with the Company or any Group Company. During Garden Leave, Executive may not without prior written permission of the Company contact or attempt to contact any client, customer, supplier, agent, professional adviser, broker or banker of any Group Company or any employee (other than for personal reasons) of any Group Company. During any period of Garden Leave, Executive will continue to receive full salary and benefits and all of the obligations that Executive has to the Company under this Agreement and at common law remain in full force and effect.

(e)    Resignation from Positions Upon Termination. Unless otherwise agreed in writing by the Company and Executive, upon the termination of Executive's employment for any reason, Executive shall be deemed to have resigned, without any further action by Executive, from any and all positions (including, but not limited to, any officer and/or director positions or positions as a fiduciary of any of the Group Company’s employee benefit plans) that Executive, immediately prior to such termination, (i) held within the Group Company and (ii) held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Group Company. If for any reason this Section 10(e) is deemed to be insufficient to effectuate such resignations, then Executive shall, upon the Company's request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

11.    Restrictive Covenants. On or prior to the Commencement Date, Executive shall enter into the Company’s standard restrictive covenant agreement for senior executives contained in the Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A and comply with all other provisions of such agreement. Executive's grant of the Award is subject to the execution of such agreement.

12.     Indemnification. Executive shall be entitled to indemnification by the Company in accordance with the provisions of the Company’s certificate of incorporation, bylaws, actions of the Board, as the same shall be in effect from time to time, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors, including the Company’s Directors and Officers liability insurance policy. In the event that, on the Commencement Date, the Company does not have Directors and Officers liability insurance, the Company shall use commercially reasonable efforts to purchase and enter into such a Directors and Officers liability insurance policy that provides coverage to Executive effective on the Commencement Date.

13.    Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflict of laws. The parties hereto hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New York, or if appropriate, a federal court located in the State of New York (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

(b)    Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and the Chairman of the Board (the “Authorized Director”).

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or the Authorized Director, as the case may be.

(d) Assignment. Except as set forth herein or in Section 13(e), this Agreement shall not be assignable by either party without the consent of the other party. The Company may assign this Agreement, or all or any portion of its obligations hereunder (other than its obligations under Section 5 hereof), to any of its subsidiaries by which Executive is employed, if and to the extent that doing so is deemed beneficial to the Company and not detrimental to the Executive.

(e)    Successors. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of her incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

(f)    Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be seemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (A) to the Executive at her address then appearing in the personnel records of the Company and (B) to the Chairman of the Company at the Company's then current United States headquarters, with a copy to the Company’s general counsel at the same address, or (C) to such other address as either party may have furnished to the other in writing in accordance herewith, with such notice of change of address being effective only upon receipt.

(g)    Withholding Taxes. Each Group Company may withhold from any and all amounts payable under this Agreement such national, local and any other applicable taxes and other social changes as may be required to be withheld pursuant to any applicable law or regulation.

(h)    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

(i)    Representations.    Each party represents and warrants to the other that she or it is fully authorized and empowered to enter into this Agreement and that the performance of her or its obligations under this Agreement will not violate any agreement between her or it and any other person or entity.

(j)    Compliance with Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, calendar year following the year in which the expense is incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(k) Delay in Payment. Notwithstanding any provision in this agreement to the contrary, if at the time of the Executive's termination of employment with the Company (or any successor thereto), the Company (or any corporation, partnership, joint venture, organization or entity within the Company's controlled group within the meaning of sections 414(b) and (c) of the Code) has securities which are publicly-traded on an established securities market and the Executive is a "specified employee" (as defined in section 409A of the Code and determined in the sole discretion of the Company, or any successor thereto, in accordance with the Company's, or any successor's, "specified employee" determination policy) and it is necessary to postpone the commencement of any severance payments or deferred compensation otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company (or any successor thereto) will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the short-term deferral exception under section 409A of the Code and are in excess of the lesser of two (2) times (i) the Executive's then-annual compensation or (ii) the limit on compensation then set forth in section 40l(a)(17) of the Code, until the first payroll date that occurs after the date that is six (6) months following the Executive's "separation from service" with the Company (or any successor thereto), as defined under section 409A of the Code. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive's "separation from service" with the Company (or any successor thereto), and any amounts payable to the Executive after the expiration of such six (6)-month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive's estate within sixty (60) days after the date of the Executive's death.

(l) Clawback. All compensation and benefits hereunder, including the Award, shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (1) any clawback, forfeiture or other similar policy adopted by the Board or a duly authorized committee of the Board, as in effect from time to time, and (2) applicable law. In addition, if Executive receives any amount in excess of the amount that Executive should have otherwise received under the terms of this Agreement or any compensation or benefit plans of the Group Company for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Board or a duly authorized committee of the Board may provide that Executive shall be required to repay any such excess amount.

(m) Data Protection. Executive acknowledges the holding and processing of personal data provided by her to the Company for all purposes relating to this employment, including but not limited to administering and maintaining personnel records, paying and reviewing salary and other remuneration and benefits, undertaking performance appraisals and reviews, maintaining sickness and other absence records and taking decisions as to fitness for work. The Company may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential purchasers of the Company or the business in which the Executive works, and as may be required by law. Executive acknowledges the transfer of such information to any Group Company and any Group Company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards. Executive further acknowledges and agrees that the Company may, in the course of its duties as an employer, be required to disclose personal data relating to her, after the end of her employment. This does not affect Executive’s rights under the Data Protection Act 2018.

(n)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(o)    Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

By: /s/ Sue Nabi
Name: Sue Y. Nabi

COTY INC.

By: Peter Harf
Name: Peter Harf
Title: Chairman of the Board

Exhibit B

Form of Restricted Stock Unit Award
Terms and Conditions
Under
COTY INC. EQUITY AND LONG-TERM INCENTIVE PLAN
(As Amended and Restated)

This instrument (the “Terms and Conditions”) evidences the grant effective on the date set forth in your total compensation letter (the “Grant Date”) of an award of Restricted Stock Units (the “Restricted Stock Units”) by Coty Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Coty Inc. Equity and Long-Term Incentive Plan, as amended (the “Plan”).
1.Restricted Stock Unit Grant. The Participant is hereby granted the Restricted Stock Units as of the Grant Date. The Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein. This award is subject to cancellation unless the Participant executes and returns to the Company the Coty Inc. Confidentiality and Non-

Competition Agreement by December 31 of the calendar year in which the Restricted Stock Units were granted.
2.Vesting Period.
(a)In General. The Restricted Stock Units shall vest as follows, provided that the Participant has remained in continuous Service through each such date:
(i)33.3% of the Restricted Stock Units shall vest on August 31, 2021 (the “Tranche 1 Restricted Stock Units”);
(ii)33.3% of the Restricted Stock Units shall vest on August 31, 2022 (the “Tranche 2 Restricted Stock Units”; and
(iii)33.3% of the Restricted Stock Units shall vest on August 31, 2023 (the “Tranche 3 Restricted Stock Units”).
Each of the dates described in clauses (i), (ii) and (iii) is a “Vesting Date”. For purposes of these Terms and Conditions, the date on which the Participant commences employment with the Company or an employing Affiliate is hereinafter referred to as the “Start Date”.

(b)Involuntary Termination. If, prior to the first anniversary of the Start Date, the Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or due to death or Disability, all of the Tranche 1 Restricted Stock Units shall become fully vested on the date of such termination. If the Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or due to death or Disability on or following the first anniversary of the Start Date but prior to the second anniversary of the Start Date, a pro-rata portion of the Tranche 2 Restricted Stock Units shall vest on the date of such termination equal to the number of Tranche 2 Restricted Stock Units multiplied by a fraction, the numerator of which is the number of days elapsed from the first anniversary of the Start Date to the date of the Participant’s termination of Service and the denominator of which is 365. If the Participant is terminated by the Company or an employing Affiliate (that is not a Joint Venture) without Cause or due to death or Disability on or after the second anniversary of the Start Date but prior to the third anniversary of the Start Date, a pro-rata portion of the Tranche 3 Restricted Stock Units shall vest on the date of such termination equal to the number of the Tranche 3 Restricted Stock Units multiplied by a fraction, the numerator of which is the number of days elapsed from the second anniversary of the Start Date to the date of the Participant’s termination of Service and the denominator of which is 365. Notwithstanding the foregoing, no Shares shall be issued to the Participant following a termination without Cause or due to death or Disability unless and until the Participant (or the Participant's estate, as applicable) executes a settlement agreement and release of claims within forty-five days following the Participant's termination of Service, which agreement shall set forth the date on which the Shares shall be issued to the Participant.
(c)Joint Venture. If the Participant becomes an employee of a Joint Venture, vesting of any unvested Restricted Stock Units shall be tolled beginning on the date the Participant becomes an employee of the Joint Venture and shall recommence on the date the

Participant again becomes an Employee. Accordingly, the applicable vesting period shall be extended by the number of days the Participant was an employee of the Joint Venture.
(d)Forfeiture. In the event the Participant’s Service terminates for any reason not provided in Sections 2(a) or 2(b) above, then notwithstanding any provision in the Plan or these Terms and Conditions to the contrary any unvested Restricted Stock Units granted to the Participant shall be immediately forfeited upon the Participant's termination of Service.
3.Nontransferability.
(a)Except as provided in Section 3(b) and subject to Section 5(b), no Restricted Stock Units granted hereunder may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and all rights with respect to the Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its sole discretion, require the Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.
(b)Subject to Section 5(b) and applicable law, Restricted Stock Units may be transferred to a Successor. Such transferred Restricted Stock Units may not be further sold, transferred, pledged, assigned or otherwise alienated by the Successor, and shall be subject in all respects to the terms of these Terms and Conditions and Section 16.6 of the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.
4.Settlement of Restricted Stock Units. Within fifteen (15) days after the Restricted Stock Units become vested according to the terms of Section 2 (or, if applicable, as soon as practicable following the effectiveness of the settlement agreement and release of claims), the Company (or its designee) shall deliver to the Participant for each Restricted Stock Unit one Share and the amount of dividends and other cash distributions paid with respect to a Share during the vesting period beginning on the Grant Date.
5.Securities Law Requirements.
(a)If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to the issuance of the Shares, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.
(b)The Participant understands that the Restricted Stock Units and any Shares acquired upon settlement thereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that no Person who acquires any Shares acquired upon settlement thereof under these Terms and Conditions may sell such Shares unless they make the offer and sale pursuant to an effective registration statement under the Securities Act, which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act. The Participant further understands that the Shares shall bear a legend substantially as follows:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED OR SOLD UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT, OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

(c)The Company shall use its reasonable best efforts to register the resale of any Shares acquired by the Participant upon settlement of the Restricted Stock Units within sixty days of the Participant’s receipt of such Shares.
6.No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
7.Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Shares, the Participant will have no rights as a shareholder with respect to those Shares.
8.Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:
Coty Inc.
350 Fifth Avenue
New York, New York 10118
Attention: General Counsel
Notice to the Participant should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 8 by giving such other party written notice of such change, in accordance with the procedures described above.

9.Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.
10.Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.
11.Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of the Participant’s employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on the Participant to continue to be employed or remain in Service with the Company, nor will it interfere with the Company’s right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, these Terms and Conditions or the Award.
12.Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.
13.Amendment of the Agreement. These Terms and Conditions may be amended unilaterally by the Committee to the extent provided under the Plan, or by a written instrument signed by both parties.
14.Entire Agreement. These Terms and Conditions, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.
15.Administration. The Committee administers the Plan and these Terms and Conditions. The Participant’s rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time.
16.Recoupment. Notwithstanding any provision in the these Terms and Conditions to the contrary, the Restricted Stock Units will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company from time to time.
17.Section 409A. The Restricted Stock Units awarded pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A.

COTY INC.
By:
Name:
Title: